Exhibit 95.1

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), each operator of a coal or other mine is required to include certain mine safety results in its periodic reports filed with the Securities and Exchange Commission (“SEC”). While we have disputed that certain operations of our subsidiary, Excalibar Minerals LLC (“Excalibar”), are subject to the jurisdiction of the Mine Safety and Health Administration (“MSHA”), we are providing below the required mine safety data for the four specialized barite and calcium carbonate grinding facilities operated by Excalibar that are subject to the regulation by MSHA under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”).

As required by the reporting requirements regarding mine safety included in Section 1503 of the Dodd-Frank Act and the SEC’s final rules promulgated thereunder, the table below presents the following information for the twelve months ended December 31, 2011 for each of the specialized facilities operated by our subsidiaries:

(a)	The total number of Mine Act Section 104 significant and substantial citations received, which are for alleged violations of a mining safety standard or regulation where there exists a reasonable likelihood that the hazard could result in an injury or illness of a reasonably serious nature;

(b)	The total number of Mine Act Section 104(b) orders received, which are for an alleged failure to totally abate the subject matter of a Mine Act Section 104(a) citation within the period specified in the citation;

(c)	The total number of Mine Act Section 104(d) citations and orders received, which are for an alleged unwarrantable failure to comply with a mining safety standard or regulation;

(d)	The total number of flagrant violations under Section 110(b)(2) of the Mine Act received;

(e)	The total number of imminent danger orders issued under Section 107(a) of the Mine Act;

(f)	The total dollar value of proposed assessments from MSHA under the Mine Act;

(g)	The total number of mining-related fatalities;

(h)	Mine Act Section 104(e) written notices for an alleged pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of a coal mine health or safety hazard, or the potential to have such a pattern; and

(i)	The total number of pending legal actions before the Federal Mine Safety and Health Review Commission as required by Section 1503(a)(3) of the Dodd-Frank Act. The number of legal actions pending as of December 31, 2011 that are:

(1)	contests of citations and orders referenced in Subpart B of 29 CFR Part 2700:	0

(2)	contests of proposed penalties referenced in Subpart C of 29 CFR Part 2700:	0

(3)	complaints for compensation referenced in Subpart D of 29 CFR Part 2700:	0

(4)	complaints of discharge, discrimination or interference referenced in Subpart E of 29 CFR Part 2700:	0

(5)	applications for temporary relief referenced in Subpart F of 29 CFR Part 2700:	0

(6)	appeals of judges’ decisions or orders to the Federal Mine Safety and Health Review Commission referenced in Subpart H of 29 CFR Part 2700:	0

For the Twelve Months Ended December 31, 2011

Mine or Operating Name/MSHA Identification Number	(A) Section 104 S&S Citations (#)	(B) Section 104(b) Orders (#)	(C) Section 104(d) Citations and Orders (#)	(D) Section 110(b)(2) Violations (#)	(E) Section 107(a) Orders (#)	(F) Total Dollar Value of MSHA Assessments Proposed (#)	(G) Total Number of Mining Related Fatalities (#)	(H) Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	(H) Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	(I) Legal Actions Pending as of Last Day of Period (#)	(I) Legal Actions Initiated During Period (#)	(I) Legal Actions Resolved During Period (#)
Houston Plant /41-04449	4	—	—	—	—	$1,167.00	—	No	No	—	—	—
Dyersburg Plant / 40-03183	2	—	—	—	—	$234.00	—	No	No	—	—	—
Excalibar Minerals (New Iberia Plaint) / 16-01302	4	—	—	—	—	$634.00	—	No	No	—	—	—
Corpus Christ Plant / 41-04002	1	—	—	—	—	$108.00	—	No	No	—	—	—

In evaluating the above information regarding mine safety and health, investors should take into account factors such as (i) the number of citations and orders will vary depending on the size of the coal mine or facility, (ii) the number of citations issued will vary from inspector-to-inspector and mine-to-mine, and (iii) citations and orders can be contested and appealed, and in that process, may be reduced in severity and amount, and are sometimes dismissed.